Exhibit 99.1

Resale Prospectus

Torchmark Corporation

210,195 Shares of Common Stock

Acquired Under

Torchmark Corporation Amended and Restated 2005 Non-Employee Director Incentive Plan

Torchmark Corporation

3700 South Stonebridge Drive

McKinney, Texas 75070

We are an insurance holding company, whose common stock trades on the New York Stock Exchange under the symbol “TMK”.

We will pay the cost of preparing, producing and distributing this prospectus, any registration fees, accountant’s fees and expenses, all expected to be minimal. The selling shareholders will pay any other expenses.

These shares will be acquired by our non-employee directors on the exercise of stock options they acquired under the Company’s Amended and Restated 2005 Non-Employee Director Incentive Plan (the “Plan”). The shares are being registered for our present or former non-employee directors so they may resell or dispose of them in transactions which may or may not involve brokers, dealers or cash transactions. They may choose to sell their shares in the public market or in privately-negotiated transactions at prices that cannot presently be determined. As of July 10, 2007, the closing price of Torchmark Corporation common stock on the New York Stock Exchange was $66.12 per share.

This Prospectus also relates to any additional shares the non-employee directors acquire because of future stock dividends, splits or distributions or similar capital readjustments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 11, 2007

Table of Contents

Background Information	3
Selling Shareholders	4
Plan of Distribution	4
Indemnification	4
Legal Opinion	5
Experts	5
Where to Obtain Additional Information	5

Background Information

Torchmark is an insurance holding company. We have our principal executive offices at 3700 South Stonebridge Drive, McKinney, Texas 75070. Our telephone number is 972-569-4000.

On April 27, 2006, Torchmark shareholders approved making the Plan a subplan of the Torchmark Corporation Amended and Restated 2005 Incentive Plan, combining the 164,805 shares remaining available for awards under the Plan into the Incentive Plan and providing that as of that date, non-employee directors would be eligible for non-statutory stock options granted under the Incentive Plan. The remaining 164,805 shares were transferred to the Incentive Plan and no further awards can be made under this Plan.

Under the terms of the Torchmark Corporation Amended and Restated 2005 Non-Employee Director Incentive Plan, our non-employee directors annually could elect to defer all or a designated portion (in 10% increments, but not less than 50%) of their subsequent year’s director compensation to an interest account or to receive deferred compensation stock options on a January date fixed by the Compensation Committee. Non-employee directors were also annually granted automatic formula-based stock options and could, in the discretion of the full Board of Directors, be granted non-formula based stock options. All stock options granted under the Plan were non-statutory stock options awarded with a fair market value exercise price, became first exercisable six months after the grant date and had a seven year term.

Prior to the shareholder vote making the Plan a subplan of the 2005 Incentive Plan, the following option grants were made to non-employee directors under the Plan:

On January 12, 2005, contingent on shareholder approval of the Plan, the two non-employee directors (of ten eligible directors) who had timely elected in December 2004 to receive 100% of their 2005 director compensation in stock options were awarded deferred compensation stock options on a total of 5,572 shares with an exercise price of $55.05 per share. Torchmark shareholders approved the Plan and the contingently granted stock options described above at their April 28, 2005 meeting.

On May 4, 2005, as a part of a restoration option program in which four of six eligible non-employee directors elected to participate, the Board of Directors awarded non-formula based stock options on a total of 121,915 shares with an exercise price of $54.77 per share.

On October 26, 2005, two newly-elected non-employee directors were awarded, upon their first election to the Board, non-formula based stock options by the Board of Directors on a total of 12,000 shares with an exercise price of $52.10 per share.

On January 3, 2006, ten non-employee directors received a total of 60,000 automatic formula-based stock options under the Plan with an exercise price of $55.80 per share.

On January 5, 2006, two non-employee directors (of ten eligible directors) who had timely elected in December 2005 to receive 100% of their 2006 director compensation in stock options were awarded deferred compensation stock options on a total of 10,708 shares with an exercise price of $55.48 per share.

Up to 375,000 Torchmark shares were originally reserved for issuance under the Plan. Options were granted on 210,195 shares under the Plan and are registered for resale under this Prospectus with the remaining 164,805 shares transferred into the Incentive Plan. As of the date of this Prospectus, options had been granted on 210,195 shares under the Plan.

Selling Shareholders

All of the stock offered under this Prospectus is offered for the account of the selling shareholders listed below. Torchmark will not receive any of the proceeds from this offering. Also shown below are the selling shareholders’ positions or offices with Torchmark or its subsidiaries in the past three years, the number of common shares they owned, directly or indirectly, on June 1, 2007 and the number of shares offered for sale:

Name	Position or Relationship with Torchmark	Common Stock Owned as of 6/1/2007		Number of Shares Offered
Charles E. Adair	Director	3,789		15,211
David L. Boren	Director	3,031		6,000
M. Jane Buchan	Director	0		12,000
Joseph M. Farley	Former Director	70,654		50,799
Robert W. Ingram	Director	762		12,000
Joseph L. Lanier, Jr.	Director	84,505		6,000
Harold T. McCormick	Retired Director	38,400	[1]	16,598
Estate of Juanita Jean McCormick	Estate of Transferee of Retired Director	31,200		47,206
Sam R. Perry	Director	2,084		6,000
George J. Records	Retired Director	31,384		1,030
Lamar C. Smith	Director	11,338		31,351
Paul J. Zucconi	Director	3,670.42		6,000

[1]	Includes as indirectly held 31,200 shares in the Estate of Juanita Jean McCormick and 7,200 shares in trust.

Plan of Distribution

Your shares registered under this Prospectus may be offered for resale upon the exercise of stock options through brokers in the over-the-counter market, on the New York or London Stock Exchanges or any other stock exchange where Torchmark’s common stock is listed or traded at the time of the sale, or in independent negotiated transactions. You may sell these shares at the market price prevailing at the time of sale or at a negotiated price. You may also sell some or all of your shares from time to time under applicable SEC rules such as Rule 144.

Indemnification

Our Restated Certificate of Incorporation provides that our directors will not be personally liable to Torchmark or its stockholders for money damages for a breach of their fiduciary duty as a director except for:

•	A breach of the duty of loyalty to Torchmark or its stockholders;

•	Any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Paying a dividend or approving a stock repurchase in violation of Delaware corporate law; or

•	Any transaction where the director received an improper personal benefit.

It also provides that each person who is made a party to, is threatened to be made a party to or is involved in a specific suit or proceeding because he is or was a director or officer of Torchmark (or serves as a director, officer, employee or agent of another entity at Torchmark’s request) while serving in that capacity will be indemnified and held harmless by Torchmark. This indemnification is to the full extent provided by current Delaware law or if Delaware indemnification law is broadened, as it may be amended. Such persons will be reimbursed for all expense, liability or losses they reasonably incur in connection with defense or settlement of an action. They may also be advanced the expenses they incur in defending proceedings before their final disposition if they agree to repay these advances if it is ultimately determined they are not entitled to indemnification. The Board of Directors may extend comparable indemnification to Company agents and employees.

This indemnification and advance payment of defense expenses are contract rights. They are not exclusive of any other rights such persons may have or acquire from any other source. We may purchase insurance at our expense to protect the Company and our directors, officers, employees or agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Torchmark pursuant to the foregoing provisions, Torchmark has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Opinion

The validity of the shares of Torchmark common stock offered under this prospectus has been passed upon for Torchmark by Carol A. McCoy, Vice President, Associate Counsel and Corporate Secretary of Torchmark.

Experts

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Torchmark’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC. You can read and copy these materials about Torchmark at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Torchmark. Our common stock is listed on the New York Stock Exchange and the London Stock Exchange.

This Prospectus is part of a registration statement that we have filed on behalf of the Plan. You can obtain the full registration statement from the SEC as indicated above or from us.

We are incorporating by reference into this Prospectus the following documents filed with the SEC:

•

Our Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 which contains certified financial statements for our most recent fiscal year for which a Form 10-K was required to be filed.

•	All other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the most recent Form 10-K.

•	Our definitive Proxy Statement filed with the SEC under Section 14 of the Exchange Act for our most recent Annual Meeting of Shareholders; and

•	The description of our common stock contained in a registration statement filed under Section 12 of the Exchange Act and any amendments or reports which update that description.

We are also incorporating by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post effective amendment that indicates that the offering made under this Prospectus is terminated.